Exhibit 10.1

PALL CORPORATION 2012 STOCK COMPENSATION PLAN

NONQUALIFIED STOCK OPTION GRANT AGREEMENT

Granted to:                         (“you” or “your”)

Date of Grant:

Number of Shares Subject to the Option:

Purchase Price Per Share:         $

We are pleased to advise you that Pall Corporation (the “Company”) has, pursuant to the Pall Corporation 2012 Stock Compensation Plan (the “Plan”), granted you, as of the Date of Grant set forth above, an option (the “Option”) to purchase the number of shares of common stock of the Company (the “Common Stock”) set forth above at the Purchase Price Per Share set forth above, which price is the Fair Market Value per share of Common Stock on the Date of Grant. The Option is subject to the terms and conditions of the Plan and this Nonqualified Stock Option Grant Agreement (the “Grant Agreement”). As this Option is conveyed and managed online, your online acceptance of the Option constitutes your agreement to, and acceptance of, all terms and conditions of the Plan and this Grant Agreement.

A copy of the Plan and the Plan’s prospectus are being provided to you with this Grant Agreement. Words and terms used in this Grant Agreement with initial capital letters and not defined herein are used herein as defined in the Plan. You should carefully examine the Plan and the Plan prospectus before you make any decision to exercise this Option. The Plan is hereby incorporated by reference in this Grant Agreement and made a part of it. This Grant Agreement is subject to all of the terms and provisions of the Plan as in effect from time to time but subject to the limitation on amendments set forth in Section 15(c) of the Plan.

This Option is not intended to be an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

The following provisions of this Grant Agreement set forth the exercise schedule of the Option and other important terms and conditions of the Option. Please read the entire Grant Agreement thoroughly.

1.    Exercise Schedule. No part of the Option may be exercised (i) before the first anniversary of the Date of Grant set forth above or (ii) after the seventh anniversary of the Date of Grant. Subject to the foregoing and to the provisions of Section 2 hereof, you may exercise this Option as follows:
(a)    at any time or times from the first anniversary of the Date of Grant to the day preceding the second anniversary, both such dates inclusive, you may exercise this Option with respect to up to 25% of the total number of shares of Common Stock covered hereby;

(b)    at any time or times from the second anniversary of the Date of Grant to the day preceding the third anniversary, both such dates inclusive, you may exercise this Option as to any number of shares of Common Stock which, when added to the shares as to which you have theretofore exercised this Option, will not exceed 50% of the total number of shares of Common Stock covered hereby;

(c)    at any time or times from the third anniversary of the Date of Grant to the day preceding the fourth anniversary, both of such dates inclusive, you may exercise this Option as to any number of shares of Common Stock which, when added to the shares as to which you have theretofore exercised this Option, will not exceed 75% of the total number of shares of Common Stock covered hereby; and

(d)    at any time or times from the fourth anniversary of the Date of Grant to the seventh anniversary, both such dates inclusive, you may exercise this Option as to any number of shares of Common Stock which, when added to the shares as to which you have theretofore exercised this Option, will not exceed the total number of shares of Common Stock covered hereby.

2.     Conditions of Exercise. This Option may not be exercised by you unless all of the following conditions are met:
(a)    Counsel for the Company must be satisfied at the time of exercise that the issuance of shares of Common Stock upon exercise of this Option will be in compliance with the Securities Act of 1933, as amended, and other applicable federal and state laws.

(b)    You must give the Company written notice of exercise specifying the number of shares of Common Stock with respect to which this Option is being exercised, and at the time of exercise pay the full purchase price for the shares being acquired (i) in cash (the word “cash” being deemed to include a check), (ii) by surrender of a number of shares of Common Stock that otherwise would have been delivered to you upon exercise of the Option having a total Fair Market Value equal to the full purchase price, (iii) a combination of (i) and (ii) or such other manner as the Committee may authorize.

(c)    You must at all times during the period beginning with the Date of Grant of this Option and ending on the date of such exercise have been an employee of the Company or of one of its subsidiaries (or of a corporation or a parent or subsidiary of a corporation assuming this Option by reason of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation in a transaction to which Section 424(a) of the Code applies), provided, however, that:

(i)in the event of your death, the provisions of Section 3(c) hereof shall govern;

(ii)     if you cease to be an employee by reason of your “Disability” or “Retirement” (each as defined below) while holding this Option which has not expired and has not been fully exercised, this Option will remain in full force and effect and may be exercised in accordance with the exercise schedule set forth in Section 1 hereof and its other terms until it expires by its terms by the passage of time or is canceled or terminated in accordance with its terms;

(iii)     if you cease to be an employee by reason of your discharge by the Company or any subsidiary other than for Cause (as defined in the Plan) or Disability while holding this Option which has not expired and has not been fully exercised, this Option will remain in full force and effect and may be exercised in accordance with its terms, to the extent exercisable on the date of termination, until ninety (90) days following such termination of employment (but in no event later than the earlier of the seventh anniversary of the Date of Grant or such time as the Option is canceled or terminated in accordance with its terms), and

(iv) in the event of your “Involuntary Termination of Employment” (as defined by the Plan) within twenty-four (24) months following a “Change in Control” (as defined by the Plan), the provisions of Section 5 hereof shall govern.

As used herein, “Retirement” means termination of employment with the Company and all of its subsidiaries at or after age 65 and “Disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by the Committee in its sole discretion.

(d)    You (or your estate or any person exercising this Option pursuant to Section 3 hereof) must make payment to the Company by cash or check of such amount as is sufficient to satisfy the Company’s obligation, if any, to withhold federal, state and local taxes by reason of such exercise or make such other arrangement satisfactory to the Committee as will enable the Company to satisfy any such obligation.
(e)    The shares of Common Stock covered by this Option have been listed (subject only to official notice of issuance) on any national securities exchange on which the Common Stock is then listed.
3.     Restrictions on Transfer.
(a)    This Option is not transferable by you otherwise than by will or the laws of descent and distribution and is exercisable during your lifetime only by you or, if a legal guardian or other representative has been appointed for you, by such guardian or representative, provided, however, that this Option in its entirety (or any portion hereof remaining after any partial exercise hereof) is transferable by gift or domestic relations order to any of your “family members” (as hereinafter defined), subject to the following conditions:
(i)    not less than twenty (20) days before any such transfer, you have notified the Company in a manner authorized by the Company of your intention to make such transfer and have furnished such information regarding the proposed transferee and the terms of the proposed transfer as the Company may request;
(ii)    the proposed transfer complies with such conditions and limitations as the Committee, in its sole discretion, may have established, and
(iii)    at the time of such transfer, the issuance and sale to the transferee of the shares issuable upon exercise of this Option can be registered under the Securities Act of 1933 by a registration statement on Form S-8 (or any successor form adopted by the Securities and Exchange Commission under the said Act, the use of which does not, in the judgment of the Committee, impose any significant additional expense on the Company).
(b)    The term “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing your household (other than a tenant or employee), a trust in which your family members have more than 50% of the beneficial interest, a foundation in which you or your family members control the management of assets, and any other entity in which you or your family members own more than 50% of the voting interests.
(c)    If at the time of your death this Option has not been fully exercised, your estate or any person who acquires the right to exercise this Option by bequest or inheritance or by reason of your death may, at any time within one year after the date of your death (but in no event after the seventh anniversary of the Date of Grant), exercise this Option with respect to up to the entire remaining number of shares of Common Stock subject to this Option, whether or not such shares otherwise would have been exercisable at the time of your death. It shall be a condition to the exercise of this Option after your death that the Company shall have been furnished evidence satisfactory to it of the right of the person exercising this Option to do so and that all estate, transfer, inheritance or death taxes payable with respect to this Option or the shares of Common Stock to which it relates have been paid or otherwise provided for to the satisfaction of the Company.
4.     Adjustments to Shares. As provided in Section 14 of the Plan, if there is any change in shares of Common Stock by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of shares, or any rights offering to purchase shares of Common Stock at a price substantially below fair market value, or any similar change affecting the Common Stock, the number and kind of shares that may be issued and delivered to you upon your exercise of this Option, and the Purchase Price Per Share of this

Option, will be appropriately adjusted consistent with such change in such manner as the Committee, in its sole discretion, may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, you under this Option, provided, however, that any such adjustments will be made in accordance with Section 409A of the Code, to the extent applicable.
5.     Change in Control. In the event you incur an “Involuntary Termination of Employment” (as defined in the Plan) within twenty-four (24) months following a “Change in Control” of the Company (as defined in the Plan), this Option, to the extent not fully exercised by the date on which the termination of employment occurs (x) will become exercisable in full on the date of the termination of employment (i.e., to the extent that this Option or portion thereof is not yet exercisable, the right to exercise this Option in full shall be accelerated) and (y) will, subject to the terms of the Plan, remain fully exercisable until the date on which this Option would otherwise expire by its terms by the passage of time.
6.     Acknowledgement of Understanding. By your exercise of this Option, you acknowledge that, prior to such exercise, you have been provided a prospectus describing the Plan, the shares of Common Stock issuable upon the exercise of this Option and the federal income tax consequences associated with the exercise of the Option. You also agree that you have read and understand the Plan and this Grant Agreement.
7.     No Right to Continued Employment. By accepting this Grant Agreement, you acknowledge and agree that neither the grant of this Option nor any of the terms herein (including the exercise schedule) constitute an express or implied promise of continued employment or service for the exercise period or for any other period, and shall not interfere with your right or the right of the Company or its subsidiaries to terminate the employment or service relationship at any time, with or without cause, subject to the terms of any written employment agreement that you may have entered into with the Company or any of its subsidiaries.
8.     Entire Agreement. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. In the event of any conflict between this Grant Agreement and the Plan, the Plan shall be controlling.
9.    Decisions of Committee. By accepting this Grant Agreement, you hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee or the Chief Executive Officer of the Company, as applicable, upon any questions relating to this Grant Agreement and the Plan.
10.     Electronic Delivery of Documents. By accepting this Grant Agreement, you further agree that the Company may deliver by email or other electronic means all documents relating to the Plan or this Grant Agreement (including, without limitation, Plan prospectuses) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.
11.     Governing Law. This Grant Agreement shall be construed under the laws of the State of New York, without regard to conflict of laws principles.